Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the transaction between Greenidge and Support to be accounted for as a business combination, with Greenidge being deemed the acquiring company for accounting purposes.

We were determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Greenidge stockholders are expected to own approximately 90% of the fully-diluted Greenidge common stock immediately following the closing of the transaction; (ii) the largest individual stockholder of the combined entity is an existing stockholder of Greenidge; (iii) directors appointed by Greenidge will hold a majority of board seats of the combined company; and (iv) Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Support’s historical financial statements, as adjusted to give effect to our acquisition of Support and certain related transactions. The unaudited pro forma condensed combined statement of operations for the three and six months ended June 30, 2021 and the year ended December 31, 2020 gives effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to these transactions as if they had occurred on June 30, 2021.

Because we will be treated as the accounting acquirer, our assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of Greenidge. Support’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that have yet to be completed, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the fair value of Support’s common stock and changes in Support’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had we and Support been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in these pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands)

	Greenidge	Support	Pro Forma Adjustments	Note 4	Pro Forma Combined
Assets:
Current assets
Cash and cash equivalents	$37,890	$32,295	$—		$70,185
Short term investments	—	6,201	—		6,201
Digital assets	222	—	—		222
Accounts receivable	369	5,470	—		5,839
Fuel deposits	1,297	—	—		1,297
Miner equipment deposits	16,523	—	—		16,523
Emissions and carbon offset credits	1,665	—	—		1,665
Prepaid expense and other current assets	1,967	601	—		2,568

Total current assets	59,933	44,567	—		104,500
Property and equipment, net	67,346	1,043	—		68,389
Deposits and other assets	1,408	395	—		1,803
Intangible assets	—	—	16,810	(a)(b)	16,810
Goodwill	—	—	250,841	(b)	250,841

Total assets	$128,687	$46,005	$267,651		$442,343

Liabilities:
Current liabilities
Accounts payable	$1,650	$242	$—		$1,892
Natural gas payable	1,088	—	—		1,088
Accrued expenses	3,226	3,408	4,765	(h)	11,399
Accrued emissions expense—current	814	—	—		814
Deferred revenue	40	1,189	—		1,229
Notes payable—current portion	11,499	—	—		11,499
Finance lease, current portion	570	12	—		582
Income taxes payable	1,567	—	—		1,567

Total current liabilities	20,454	4,851	4,765		30,070
Deferred tax liability	482	—	4,623	(b)(c)	5,105
Notes payable—net of current portion	7,064	—	—		7,064
Finance lease obligation, net of current portion	409	—	—		409
Asset retirement obligations	2,345	—	—		2,345
Environmental trust liability	4,994	—	—		4,994
Other long-term liabilities	—	907	—		907

Total liabilities	35,748	5,758	9,388		50,894
Stockholders’ equity:
Common stock	—	3	(3)	(b)	—
Members’ capital	—	—	—	(d)	—
Common stock class A	—	—	—		—
Common stock class B	3	—	—		3
Series A preferred GGHI	1	—	—		1
Additional paid-in-capital	113,054	259,620	(259,620)	(b)	474,013
			303,275	(b)
			57,684	(e)
Treasury stock, at cost	—	(5,297)	5,297	(b)	—
Accumulated other comprehensive loss	—	(2,482)	2,482	(b)	—
Accumulated deficit	(20,119)	(211,597)	211,597	(b)	(82,568)
			(4,765)	(h)
			(57,684)	(e)

Total stockholders’ equity	92,939	40,247	258,263		391,449

Total liabilities and stockholders’ equity	$128,687	$46,005	$267,651		$442,343

Pro Forma Condensed Combined Statement of Operations—Three Months Ended June 30, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$16,176	$8,512	$—			$24,688
Cost of revenues (exclusive of depreciation and amortization shown below)	4,724	5,492	(20)	(k	)	10,196
Engineering and IT	—	555	(8)	(k	)	547
Selling, general and administrative	4,565	3,314	(57)	(k	)	7,822
Depreciation and amortization	1,603	—	85	(k	)	2,497
			809	(f	)

Income (loss) from operations	5,284	(849)	(809)			3,626
Interest income (expense) and other	(369)	75	—	(g	)	(294)

Income (loss) before income taxes	4,915	(774)	(809)			3,332
Income tax provision	(1,397)	(25)	223	(i	)	(1,199)

Net income (loss)	$3,518	$(799)	$(587)			$2,132

Net income (loss) per common share:
Basic	$0.10	($0.03)				$0.06
Diluted	$0.08	($0.03)				$0.06
Weighted average common shares outstanding
Basic	28,320	24,150	(24,150)	(b	)	38,360
			10,040	(l	)
Diluted	35,425	24,150	(24,150)	(b	)	38,360
			2,935	(l	)

Pro Forma Condensed Combined Statement of Operations—Six Months Ended June 30, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$27,239	$18,143	$—			$45,382
Cost of revenues (exclusive of depreciation and amortization shown below)	9,146	11,587	(70)	(k	)	20,663
Engineering and IT	—	1,479	(9)	(k	)	1,470
Selling, general and administrative	8,060	7,945	(112)	(k	)	15,893
Depreciation and amortization	2,864	—	191	(k	)	4,673
			1,618	(f	)

Income (loss) from operations	7,169	(2,868)	(1,618)			2,683
Interest income (expense) and other	(243)	117	22	(g	)	(104)

Income (loss) before income taxes	6,926	(2,751)	(1,596)			2,579
Income tax provision	(2,129)	(42)	439	(i	)	(1,732)

Net income (loss)	$4,797	$(2,793)	$(1,157)			$847

Net income (loss) per common share:
Basic	$0.15	($0.13)				$0.02
Diluted	$0.12	($0.13)				$0.02
Weighted average common shares outstanding
Basic	28,283	22,189	(22,189)	(b	)	38,360
			10,077	(l	)
Diluted	35,245	22,189	(22,189)	(b	)	38,360
			3,115	(l	)

Pro Forma Condensed Combined Statement of Operations—Year Ended December 31, 2020

(in thousands, except per share amounts)

	Greenidge	Reorganization Pro Forma Adjustments	Note 4		Pro Forma Greenidge Post Reorganization	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$20,114	$—			$20,114	$43,864	—			$63,978
Cost of revenues (exclusive of depreciation and amortization shown below)	12,600	—			12,600	28,921	(247)	(k	)	41,274
Engineering and IT	—	—			—	3,655	(5)	(k	)	3,650
Selling, general and administrative	5,581	—			5,581	11,236	4,765	(h	)	79,199
							57,684	(e	)
							(67)	(k	)
Depreciation and amortization	4,564	—			4,564	—	319	(k	)	8,120
							3,237	(f	)

Income (loss) from operations	(2,631)	—			(2,631)	52	(65,686)			(68,265)
Interest income (expense) and other	(659)	—			(659)	496	573	(g	)	410

Income (loss) before income taxes	(3,290)	—			(3,290)	548	(65,113)			(67,855)
Income tax provision	—	(482)	(j	)	(482)	(102)	2,948	(i	)	2,364

Net income (loss)	$(3,290)	$(482)			$(3,772)	$446	$(62,165)			$(65,491)

Net income (loss) per common share:
Basic					($0.13)	$0.02				($1.72)

Diluted					($0.13)	$0.02				($1.72)

Weighted average common shares outstanding:
Basic					28,000	19,192	(19,192)	(b	)	38,040
							10,040	(l	)
Diluted					28,000	19,369	(19,369)	(b	)	38,040
							10,040	(l	)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Greenidge and Support.com, Inc. (“Support”).

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Greenidge and Support are aligned with the exception of presentation of depreciation and amortization. Accordingly, there are adjustments to give effect for accounting policy alignment for depreciation and amortization in the pro forma adjustments described in Note 4, “Pro Forma Adjustments.”

Description of Transaction

On September 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).

Basis of Presentation

We are the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH LLC”) as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares of our common stock. Also, on January 29, 2021, in connection with the restructuring, the outstanding principal loan balance plus accrued but unpaid interest aggregating to $3.6 million due to Atlas and its affiliate was converted into shares of our common stock and deemed paid in full. As a result of this restructuring transaction, GGH LLC became a wholly owned subsidiary of Greenidge. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

On March 16, 2021, we amended our organizational documents whereby (i) we established our class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock. All share amounts presented have been restated to reflect this 4 for 1 split. In connection with this, the effective conversion rate for the Series A preferred stock issued in the Series A Private Placement, discussed further in Note 2, Financing transaction, was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale.

We have preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. We have not yet completed an external valuation analysis of the fair market value of Support’s assets to be acquired and liabilities to be assumed. Using the estimated total purchase consideration for the transaction, we have allocated the purchase price to assets and liabilities based upon preliminary estimates of fair values. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when we have determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include:

•	changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed,

•	other changes to assets and liabilities, and

•	changes to the ultimate purchase consideration.

Note 2—Financing transactions

On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $40.5 million, or $37.1 million net of expenses. After giving effect to a 4 for 1 stock split on March 16, 2021, each share of series A preferred stock is convertible into four shares of class B common stock.

In connection with the execution of the Merger Agreement, and as a condition to our willingness to enter into the Merger Agreement, on March 19, 2021, Support entered into the subscription agreement with 210 Capital, LLC. Pursuant to the subscription agreement, 210 Capital, LLC purchased an aggregate of 3,909,871 shares of Support’s common stock for a purchase price of $1.85 per share, or an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support’s common stock.

Note 3—Preliminary purchase price allocation

We have performed a preliminary valuation analysis of the fair value of Support’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date based upon the market capitalization of Support.com (in thousands):

Cash and cash equivalents	$32,295
Short term investments	6,201
Accounts receivable	5,470
Prepaid expenses and other current assets	601
Property and equipment	1,043
Other assets	395
Accounts payable	(242)
Accrued Expenses and other current liabilities	(3,420)
Deferred revenue	(1,189)
Other liabilities	(907)
Intangible assets	16,810	(1)
Deferred tax liability	(4,623)	(2)
Goodwill	250,841	(3)

Total consideration	$303,275

(1)	To reflect the intangible assets, based upon a preliminary estimate of fair value and consists of customer contracts and trade name recognized as a result of the transaction.

(2)	The deferred tax liability resulting from the increase in basis of intangible assets, as applicable, for book purposes but not for tax purposes was calculated using a 27.5% effective tax rate.

(3)	To reflect the goodwill recognized as a result of the transaction.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Support based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the balance sheet.

Note 4—Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects the intangible assets based upon preliminary estimates of fair value of customer contracts and tradename recognized as a result of the transaction.

(b)

Represents the elimination of the historical equity of Support and the initial allocation of the purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$303,275	(y	)
Common stock	(3)
Additional paid-in capital	(259,620)
Treasury stock	5,297
Accumulated other comprehensive loss	2,482
Accumulated deficit	211,597
Assets:
Intangible assets	(16,810)
Liabilities:
Deferred tax liability	4,623

Goodwill	$250,481

(y)

Consideration of $303.3 million assumes a price per share of Support common stock of $11.80 and that the fully diluted amount of Support common stock is 25,701,286. Note that this is an illustrative purchase price and the final purchase price will be determined at the date the transaction is consummated.

(c)

Adjusts the deferred tax liabilities resulting from the transaction. The estimated increase in deferred tax liabilities stems from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 27.5%.

(d)

Reflects the March 16, 2021 amendments to the organizational documents of Greenidge whereby (i) Greenidge established its class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock of Greenidge was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock of Greenidge. In connection with this, the effective conversion rate for the series A preferred stock issued in the Series A Private Placement was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale. These events eliminated the historical equity of GGH LLC and established class A common stock and class B common stock at a par value of $0.0001 per share.

(e)

Reflects an adjustment for the estimated value of the Investor Fee based upon 562,174 shares of Class A common stock of Greenidge at a price of $102.61, which is the implied price using the price per share of Support common stock noted in (y) above and the exchange ratio of 0.115. This cost will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(f)

Reflects an adjustment for amortization of intangible assets, consisting of customer contracts and the Support.com trade name, recognized as a result of the transaction. The estimated value for the customer contracts is $15.6 million, which was determined by the present value of expected cash flows from such contracts. The estimated value of the customer contracts is assumed to be amortized over five years on a straight line basis. The estimated value of the Support.com trade name is $1.3 million, which was based on the present value of discrete royalties avoided plus the present value of the tax amortization benefit. The estimated value of the trade name is assumed to be amortized over 10 years on a straight line basis.

(g)	Reflects the elimination of interest expense related to loans from Greenidge’s controlling shareholder that have been deemed fully satisfied.

(h)

Reflects an adjustment for estimated transaction costs for both Greenidge and Support, such as adviser fees, legal and accounting expenses not yet incurred as of June 30, 2021. These costs will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(i)

Adjusts the tax provision to reflect the impact on the income tax provision resulting from the proforma adjustments, while assuming that the consolidated entity is a taxable entity due to the reorganization from an LLC to a corporation as of January 1, 2020.

(j)

Reflects an adjustment for the proforma effect of the reorganization from an LLC to a corporation, as if the reorganization occurred on January 1, 2020, to recognize a deferred tax liability for the differences between the recorded values and tax bases of assets and liabilities.

(k)	Adjusts Support’s results to present depreciation and amortization as a separate line item, consistent with Greenidge’s presentation.

(l)

The unaudited pro forma condensed combined financial statements assume there will be 3,560,435 class A common stock shares outstanding, of which 2,998,261 shares will be issued to Support stockholders as consideration for the Merger and 562,174 shares will be issued to the Investor and 34,800,000 shares of class B common stock outstanding (inclusive of 320,000 shares issued during the first quarter of 2021 for the exercise of stock options and the purchase of miners) upon completion of the Merger and conversion of the series A preferred stock. The diluted shares included in the Greenidge financial statements include approximately 1.1 million shares related to options and restricted shares of Greenidge.